EXHIBIT 99.1

INTL FCStone Inc. Reports Fiscal 2014 Second Quarter Financial Results
Adjusted Operating Revenues of $128.6 million:
Results led by Commercial Hedging and Global Payments

New York, NY – May 7, 2014 – INTL FCStone Inc. (the ‘Company’; NASDAQ: INTL), a diversified global financial services organization delivering financial products, advisory and execution services, today announced its financial results for the fiscal year 2014 second quarter ended March 31, 2014. Certain financial metrics discussed in this press release are non-GAAP, reflecting marked-to-market differences in the Company’s Physical Commodities segment. A reconciliation of those metrics to GAAP equivalents is provided in the table below, and further discussion of the use of non-GAAP metrics will be provided in the Company’s Form 10-Q to be filed with the Securities and Exchange Commission (“SEC”).
Sean M. O’Connor, CEO of INTL FCStone Inc., stated “We produced a stronger set of results this quarter due to good market conditions in our soft commodities business, continued growth in our LME metals business and a return to a more normal market environment in our significant grains business. We saw continued solid growth from our payments business and some modest pricing gains in our clearing activities. Results were partially offset by weaker revenues from securities and continued weak results from our physical commodities activity. The six month results for 2014 and 2013 are not directly comparable due to the nonrecurring gains realized last year on the sale of the LME and Kansas City Board of Trade shares.
Beginning with this quarter, we are introducing a refined segment structure that better matches our view of the business, as well as enhanced disclosure around our transactional volumes to assist the investment community in understanding our business and measuring our progress. The data shows solid growth across most of our businesses as we leverage our market leadership across a diverse set of products and client solutions in a generally consolidating industry. Although we are pleased with the improved results, we believe many of our businesses are not yet delivering fully on their potential.”

INTL FCStone Inc. Summary Financials
Consolidated financial statements for the Company will be included in the Company’s quarterly report on Form 10-Q to be filed with the SEC. The Form 10-Q will also be made available on the Company’s website at www.intlfcstone.com.

	Three Months Ended March 31,			Six Months Ended March 31,
(Unaudited) (in millions, except share and per share amounts)	2014	2013	% Change	2014	2013	% Change
Operating revenues	$129.2	$114.9	12%	$242.1	$233.3	4%
Transaction-based clearing expenses	27.7	28.6	(3)%	52.9	53.2	(1)%
Introducing broker commissions	12.8	9.6	33%	24.4	18.0	36%
Interest expense	2.8	1.6	75%	5.5	3.7	49%
Net operating revenues	85.9	75.1	14%	159.3	158.4	1%
Compensation and other expenses:
Compensation and benefits	52.7	51.1	3%	99.0	97.0	2%
Communication and data services	6.2	5.8	7%	12.4	11.0	13%
Occupancy and equipment rental	3.2	3.2	—%	6.2	6.1	2%
Professional fees	4.1	3.2	28%	8.4	6.8	24%
Travel and business development	2.0	2.2	(9)%	4.8	5.0	(4)%
Depreciation and amortization	1.7	2.3	(26)%	3.6	4.1	(12)%
Bad debts and impairments	0.4	(0.3)	(a)	0.7	0.1	600%
Other	5.3	5.9	(10)%	10.0	12.6	(21)%
Total compensation and other expenses	75.6	73.4	3%	145.1	142.7	2%
Income from continuing operations, before tax	10.3	1.7	506%	14.2	15.7	(10)%
Income tax expense	2.6	—	100%	4.1	3.9	5%
Net income from continuing operations	7.7	1.7	353%	10.1	11.8	(14)%
(Loss) income from discontinued operations, net of tax	(0.2)	(0.2)	—%	(0.1)	3.0	(a)
Net income	$7.5	$1.5	400%	$10.0	$14.8	(32)%
Basic earnings per share:
Net income from continuing operations	$0.40	$0.09	344%	$0.53	$0.62	(15)%
(Loss) income from discontinued operations	(0.01)	(0.01)	—%	(0.01)	0.16	(a)
Net income per common share	$0.39	$0.08	388%	$0.52	$0.78	(33)%
Diluted earnings per share:
Net income from continuing operations	$0.40	$0.09	344%	$0.52	$0.61	(15)%
(Loss) income from discontinued operations	(0.01)	(0.01)	—%	(0.01)	0.15	(a)
Net income per common share	$0.39	$0.08	388%	$0.51	$0.76	(33)%

Basic weighted-average number of common shares outstanding	18,609,550	18,380,971	1%	18,627,383	18,327,517	2%
Diluted weighted-average number of common shares outstanding	18,955,128	18,834,592	1%	19,274,153	18,821,799	2%

	Three Months Ended March 31,			Six Months Ended March 31,
(In millions)	2014	2013	% Change	2014	2013	% Change
Segment operating revenues (non-GAAP) reconciliation:
Operating revenues, as reported (GAAP)	$129.2	$114.9	12%	$242.1	$233.3	4%
Marked-to-market adjustment	(0.6)	(0.1)	(a)	(2.6)	(2.5)	(a)
Adjusted operating revenues (non-GAAP) (b)	$128.6	$114.8	12%	$239.5	$230.8	4%

Represented by:
Commercial Hedging	$63.8	$51.7	23%	$109.4	$101.2	8%
Global Payments	12.8	9.3	38%	26.4	19.4	36%
Securities	17.2	18.0	(4)%	38.6	32.7	18%
Physical Commodities	4.5	5.5	(18)%	7.7	11.3	(32)%
Clearing and Execution Services	30.9	30.8	(a)	58.4	58.0	1%
Corporate unallocated (d)	(0.6)	(0.5)	20%	(1.0)	8.2	(a)
Adjusted operating revenues (non-GAAP) (b)	$128.6	$114.8	12%	$239.5	$230.8	4%

Net income (non-GAAP) reconciliation:
Net income, as reported (GAAP)	$7.5	$1.5	400%	$10.0	$14.8	(32)%
Exclude loss (income) from discontinued operations	0.2	0.2	—%	0.1	(3.0)	(a)
Marked-to-market adjustment (non-GAAP)	(0.6)	(0.1)	(a)	(2.6)	(2.5)	(a)
Tax effect on marked-to-market adjustment at blended rate of 37.5% (non-GAAP)	0.3	—	100%	1.0	0.9	11%
Adjusted net income from continuing operations (non-GAAP) (c)	$7.4	$1.6	363%	$8.5	$10.2	(17)%

(a)	Comparison not meaningful.

(b)
Adjusted operating revenue is a non-GAAP measure that represents operating revenues adjusted by marked-to-market differences in our Physical Commodities segment, as shown in the table. The table above reflects all reconciling items between the GAAP operating revenues and non-GAAP adjusted operating revenues. For a full discussion of management’s reasons for disclosing these adjustments, see ‘Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations’ in the Form 10-K for the fiscal year ended September 30, 2013.

(c)
Adjusted net income from continuing operations is a non-GAAP measure that represents net income adjusted by the after-tax marked-to-market differences in the Company’s Physical Commodities segment and the loss (income) from discontinued operations, net of tax. The table above reflects all reconciling items between GAAP net income and non-GAAP adjusted net income from continuing operations.

(d)
For the six months ended March 31, 2013, operating and adjusted operating revenues include realized gains of $9.2 million, on the Company's sale of shares in The London Metals Exchange and Kansas City Board of Trade reflected in the Corporate unallocated segment.

The selected data table below reflects key operating metrics used by management in evaluating our product lines, for the periods indicated:

	Three Months Ended March 31,			Six Months Ended March 31,
	2014	% Change	2013	2014	% Change	2013
Volumes and Other Data:
Exchange-traded volume (contracts, 000’s)	24,968.5	(1)%	25,114.9	48,843.1	(2)%	49,865.7
OTC volume (contracts, 000’s)	346.5	9%	318.4	632.0	8%	585.4
Global payments (# of payments, 000’s)	44.2	22%	36.2	85.8	31%	65.4
Gold equivalent ounces traded (000’s)	20,037.1	(17)%	24,091.4	39,597.7	(14)%	46,060.6
Equity market-making (gross dollar volume, millions)	$17,647.9	25%	$14,139.7	$35,650.7	53%	$23,307.1
Foreign exchange prime brokerage volume (U.S. notional, millions)	$105,484.2	45%	$72,951.9	$183,898.1	29%	$142,592.1
Average assets under management (U.S. dollar, millions)	$516.0	15%	$447.6	$526.2	11%	$472.2
Average customer segregated equity (millions)	$1,702.2	7%	$1,586.8	$1,701.4	3%	$1,647.7
The following table below provides a summary of asset, liability, and stockholders' equity information, for the periods indicated:

(in millions)	March 31, 2014	September 30, 2013
Summary asset information:
Cash and cash equivalents	$169.2	$156.1
Cash, securities and other assets segregated under federal and other regulations	$715.7	$449.4
Deposits and receivables from:
Exchange-clearing organizations	$1,488.7	$1,576.6
Broker-dealers, clearing organizations and counterparties	$128.3	$168.3
Receivables and notes receivable from customers, net	$135.3	$130.7
Financial instruments owned, at fair value	$156.2	$158.5
Physical commodities inventory	$67.9	$59.0
Goodwill and intangible assets, net	$58.5	$59.1
Other	$95.3	$90.3

Summary liability and stockholders' equity information:
Payables to customers	$2,268.0	$2,091.8
Payables to lenders under loans and senior unsecured notes	$86.0	$106.5
Accounts payable and other accrued liabilities	$95.6	$114.0
Financial instruments sold, not yet purchased, at fair value	$217.5	$179.9
Other	$10.1	$20.4
Stockholders' equity	$337.9	$335.4
Discontinued Operations and Operating Segment Reorganization
In the second quarter of fiscal 2013, we elected to commence an exit of our physical base metals business. We completed the exit of the physical base metals business during the second quarter of fiscal 2014. We have reclassified the physical base metals activities in the financial statements for all periods presented as discontinued operations beginning with the current quarter.
Following the discontinuation of our physical base metals business and commencing during the fiscal second quarter, we reorganized our operating segments into reportable segments to better align with how we manage our businesses and provide services to customers. Our operating segments were reorganized into reportable segments as follows:

•
Commercial Hedging which includes Financial Agricultural (Ag’s) & Energy (formerly discussed as the soft commodities product line) and LME metals, previously components of Commodity and Risk Management Services.

•	Global Payments, which was previously a component, along with FX Prime Brokerage, of the Foreign Exchange segment has been broken out as the single component of a segment named Global Payments.

•	Securities now includes Asset Management, previously a component of Other, as an additional component along with Equity market-making, Debt Trading and Investment Banking.

•
Physical Commodities includes physical precious metals, previously a component of Commodity and Risk Management Services along with Physical Ag’s & Energy (formerly discussed as the commodity financing and facilitation business), previously a component of Other. In addition, physical base metals, previously a component of Commodity and Risk Management Services, is now reported as discontinued operations, and is not part of the Physical Commodities segment information.

•	Clearing and Execution Services now includes the FX Prime Brokerage component as an additional component.
Further information regarding the new reportable segment structure can be found in our quarterly report on Form 10-Q to be filed with the SEC.
Segment Results

Commercial Hedging
In our Commercial Hedging segment we provide risk management consulting services in which we assist our customers in the execution of their hedging strategies through a wide range of products from listed exchange-traded futures and options, to basic OTC instruments that offer greater flexibility and structured OTC products designed for customized solutions. These services span virtually all traded commodity markets, with the largest concentrations in agricultural and energy commodities (consisting primarily of grains, energy and renewable fuels, coffee, sugar, cotton, and food service) and base metals products listed on the LME.
Operating revenues increased 23% to $63.8 million in the second quarter compared to $51.7 million in the prior year. Exchange-traded revenues increased 23%, to $28.3 million in the second quarter, driven primarily by a 14% increase in exchange-traded volumes. These increases were a result of strong growth in agricultural commodity and LME metals activities. Agricultural commodity exchange-traded revenues benefited from improved market conditions and customer activity in the domestic grain markets as well as strong volatility in the global coffee markets. LME metals revenues reached record levels in the second quarter, driven by increased customer activity and expansion activities in the Far East.
Over-the-counter (“OTC”) revenues increased 28%, to $30.9 million in the second quarter, driven by strong growth in agricultural commodity and renewable fuels revenues. Agricultural commodity OTC revenues benefited from increased volatility in the grain and coffee markets as well as an increase in customer volumes in Latin America. Renewable fuels OTC revenues benefited from an increase in customer volumes driven by favorable margins in the ethanol markets.
Segment income increased to $22.6 million in the second quarter compared to $13.4 million in the prior year. Variable expenses expressed as a percentage of operating revenues decreased to 40% compared to 43%.
Global Payments
Our Global Payments segment provides global payment solutions to banks and commercial businesses as well as charities and non-governmental organizations (“NGOs”) and government organizations.
Operating revenues increased 38% to $12.8 million in the second quarter compared to $9.3 million in the prior year, nearly matching the record levels of our first quarter of fiscal 2014, which is typically the strongest quarter of the fiscal year in this segment. This operating revenue growth was driven by a 22% increase in the volume of payments product line as we continued to benefit from an increase in financial institutions and other customers, as well as our ability to offer an electronic transaction order system to our customers.
Segment income increased 37% to $6.3 million in the second quarter compared to $4.6 million in the prior year. Variable expenses expressed as a percentage of operating revenues increased to 32% compared to 31%, primarily as a result of an increase in introducing broker commission expense.
Securities
In our Securities segment we provide value-added solutions that facilitate cross border trading in the equity markets as well as provide a full range of corporate finance advisory services to our middle market clients, including capital market solutions and a wide range of advisory services across a broad spectrum of industries. In addition, we also originate structure and place a wide array of debt instruments in the international and domestic capital markets as well as operate an asset management business in Argentina.
Operating revenues decreased 4% to $17.2 million in the second quarter compared to $18.0 million in the prior year. Operating revenues in the equities market-making and debt trading product lines declined 2% and 46%, respectively, in the second quarter compared to the prior year as a result of difficult market conditions in South America in the second quarter compared to strong activity there in the prior year. The operating revenues in the investment banking product line were flat with the prior year, while asset management product line operating revenues increased 90% in the second quarter compared to the prior year driven by both an increase in assets under management and performance of the underlying funds. Average assets under management were $516.0 million in the second quarter compared to $447.6 million in the prior year.
Segment income decreased 30% to $3.8 million in the second quarter compared to $5.4 million in the prior year. Variable expenses expressed as a percentage of operating revenues increased to 44% in the second quarter compared to 39% in the prior year driven by an increase in introducing broker commissions and interest expense.
Physical Commodities
In our Physical Commodities segment we provide a full range of trading and hedging capabilities to select producers, consumers and investors in precious metals, provide financing to commercial commodity-related companies against physical inventories, including grain, lumber, meats, energy products and renewable fuels and act as a principal to facilitate inputs to the renewable fuels and feed ingredient industries.
Adjusted operating revenues decreased 18% to $4.5 million for the second quarter compared to $5.5 million in the prior year. Precious metals adjusted operating revenues decreased 7% to $2.6 million in the second quarter compared to $2.8 million in the prior year, as a result of a 17% decline in the number of ounces traded. Adjusted operating revenues in our physical agricultural and energy commodity business decreased 30% to $1.9 million in the second quarter compared to the prior year.
Adjusted segment income increased 38% to $1.1 million in the second quarter compared to $0.8 million in the prior year.
Clearing and Executions Services
Our Clearing and Execution Services (CES) segment provides competitive and efficient clearing and execution of exchange-traded futures and options for the institutional and professional trader market segments and provides prime brokerage foreign exchange services to financial institutions and professional traders. Operating revenues were relatively flat at $30.9 million in the second quarter compared to $30.8 million in the prior year.
Exchange traded commission and clearing fee revenues increased to $25.7 million in the second quarter compared to $24.4 million in the prior year, despite a 3% decrease in exchange-traded volumes, as our average rate per contract improved over the prior year period. Operating revenues in our customer prime brokerage product line, decreased 20% to $4.5 million in the second quarter compared to $5.6 million in the prior year, as a result of declining spreads and lower performance on the our arbitrage desk.
Segment income increased to $2.1 million in the second quarter compared to $1.7 million in the prior year. Variable expenses as a percentage of operating revenues were flat at 79% in the second quarter compared to the prior year, with decreases in transaction-based clearing expenses being offset by an increase in introducing broker commissions.

Conference Call & Web Cast
A conference call will be held tomorrow, Thursday, May 8, 2014 at 9:00 a.m. ET. A live webcast of the conference call as well as additional information to review during the call will be made available in PDF form on-line on the Company’s corporate web site at http://www.intlfcstone.com. Participants can also access the call by dialing 1-888-359-3627 (within the United States), or 1-719-325-2376 (international callers) approximately ten minutes prior to the start time.
A replay of the call will be available at http://www.intlfcstone.com approximately two hours after the call has ended and will be available through May 22, 2014. To access the replay, dial 1-888-203-1112 (within the United States), or 1-719-457-0820 (international callers) and enter the replay passcode 937 5908.
About INTL FCStone Inc.
INTL FCStone Inc., a Delaware corporation, and its consolidated subsidiaries (collectively “INTL” or “the Company) is a diversified, global financial services organization providing financial products and advisory and execution services to help its clients access market liquidity, maximize profits and manage risk.
INTL FCStone Inc. is a leader in the development of specialized financial services in commodities, securities, global payments, foreign exchange and other markets. The Company’s revenues are derived primarily from financial products and advisory services that fulfill our clients’ real needs and provide bottom-line benefits to their businesses. The Company creates added value for its clients by providing access to global financial markets using its industry and financial expertise, deep partner and network relationships, insight and guidance, and integrity and transparency. The Company’s client-first approach differentiates INTL FCStone from large banking institutions, engenders trust, and has enabled the Company to establish leadership positions in a number of complex fields in financial markets around the world.

The Company’s leadership positions span markets such as commodity risk management advisory services; global payments; market-making in international equities and other securities; physical trading and hedging of precious metals and select other commodities; and foreign currency trading, among others. These businesses are supported by the Company’s global infrastructure of regulated operating subsidiaries, advanced technology platform and team of more than 1,000 employees. INTL FCStone currently maintains more than 20,000 accounts representing approximately 11,000 clients, located in more than 100 countries.
The Company’s clients include producers, processors and end-users of nearly all widely traded physical commodities; commercial counterparties who are end-users of the Company’s products and services; governmental and non-governmental organizations; and commercial banks, brokers, institutional investors and major investment banks.
Further information on INTL is available at www.intlfcstone.com.
Forward Looking Statements
This press release includes forward-looking statements including statements regarding the combined company. All statements other than statements of current or historical fact contained in this press release are forward-looking statements. The words “believe,” “expect,” “anticipate,” “should,” “plan,” “will,” “may,” “could,” “intend,” “estimate,” “predict,” “potential,” “continue” or the negative of these terms and similar expressions, as they relate to INTL FCStone Inc., are intended to identify forward-looking statements.
These forward-looking statements are largely based on current expectations and projections about future events and financial trends that may affect the financial condition, results of operations, business strategy and financial needs of the company. They can be affected by inaccurate assumptions, including the risks, uncertainties and assumptions described in the filings made by INTL FCStone Inc. with the Securities and Exchange Commission. In light of these risks, uncertainties and assumptions, the forward-looking statements in this press release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. When you consider these forward-looking statements, you should keep in mind these risk factors and other cautionary statements in this press release.
These forward-looking statements speak only as of the date of this press release. INTL FCStone Inc. undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements.
INTL FCStone Inc.
Investor inquiries:
Bill Dunaway, CFO
1-866-522-7188
bill.dunaway@intlfcstone.com